For Immediate Release

Press Release

Roka Bioscience Reports Second Quarter 2016 Financial Results

Warren, NJ - August 5, 2016 / PRNewswire - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the quarter and six months ended June 30, 2016.

Second Quarter 2016 Financial Results:
Revenue for the quarter ended June 30, 2016 was $1.8 million compared with $1.5 million for the second quarter of 2015, and $1.6 million for the first quarter of 2016. The increase in second quarter revenue year-over-year resulted from an increase in the number of Atlas® instruments placed with commercial customers and increased commercial utilization of the instruments. As of June 30, 2016, the Company had 46 instruments placed with customers under commercial agreements compared to 44 instruments as of March 31, 2016.

"We believe the increased attention to food safety from regulators, consumers and the food industry supports the strong position held by Roka with our highly accurate pathogen tests and automated Atlas® platform. We are seeing the impact of this renewed focus on better food safety programs as we continue to grow volume of both our new Atlas Listeria Environmental Assay, as well as our other assays,” said Mary Duseau, Roka's Senior Vice President and Chief Commercial Officer.

Total operating expenses for the second quarter of 2016 were $9.0 million compared with $10.0 million in the second quarter of 2015. Net loss for the second quarter of 2016 was $7.6 million, or $0.43 per share, compared with a net loss of $9.2 million, or $0.54 per share, in the second quarter of 2015.

Six Months’ Financial Results:
Revenue for the six months ended June 30, 2016 was $3.5 million compared with $3.0 million for the six months ended June 30, 2015.  Total operating expenses for the six months ended June 30, 2016 were $18.4 million compared with $19.9 million in the six months ended June 30, 2015.  Net loss for the six months ended June 30, 2016 was $15.7 million, or $0.90 per share, compared with a net loss of $18.1 million, or $1.05 per share, in the six months ended June 30, 2015.

As of June 30, 2016, the Company had cash and cash equivalents and marketable securities of $16.8 million compared with $32.3 million at December 31, 2015.

Conference Call
Roka Bioscience will host a conference call today at 8:30 a.m. Eastern Time to discuss these results and answer questions. During the conference call, material information concerning the Company, its operations, strategies and prospects may be discussed. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-888-347-1331 for domestic callers and 1-412-902-4277 for international callers. A replay of the conference call will be available after the completion of the call by dialing 1-877-344-7529 (domestic) and 1-412-317-0088 (international). The replay access code is 10090188. An online archive of the conference call will also be available at http://rokabio.investorroom.com.

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:
Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
Source: Roka Bioscience

Condensed Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$1,824	$1,466	$3,451	$2,976
Operating expenses:
Cost of revenue	2,048	1,755	4,124	3,719
Research and development	1,496	1,876	3,483	3,765
Selling, general and administrative	4,496	5,416	8,880	10,529
Amortization of intangible assets	939	937	1,879	1,874
Total operating expenses	8,979	9,984	18,366	19,887
Loss from operations	(7,155)	(8,518)	(14,915)	(16,911)
Other income (expense):
Interest income (expense), net	(404)	(718)	(822)	(1,184)
Loss before income taxes	(7,559)	(9,236)	(15,737)	(18,095)
Income tax provision (benefit)	2	4	(1)	6
Net loss and comprehensive loss	$(7,561)	$(9,240)	$(15,736)	$(18,101)
Net Loss per Common Share:
Basic and diluted	$(0.43)	$(0.54)	$(0.90)	$(1.05)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	17,537,290	17,260,628	17,531,855	17,240,944

Condensed Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$8,912	$3,441
Short-term marketable securities	7,911	28,809
Trade accounts receivable, net of $0 allowance for doubtful accounts	842	649
Inventories	3,819	3,939
Prepaid expenses and other current assets	4,957	5,271
Total current assets	26,441	42,109
Property and equipment, net	8,773	9,822
Intangible assets, net	20,529	22,408
Other assets	264	264
Total assets	$56,007	$74,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$582	$675
Short-term deferred payments	2,092	1,343
Notes payable, current	7,920	9,851
Accrued expenses and other short-term liabilities	5,393	6,767
Total current liabilities	15,987	18,636
Deferred payments	9,800	10,737
Other long-term liabilities	298	317
Total liabilities	26,085	29,690
Stockholders' Equity:
Total Stockholders' Equity	29,922	44,913
Total liabilities and stockholders' equity	$56,007	$74,603